Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033 For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation reports 2023 earnings results, exceeds midpoint of forecast and extends growth targets through 2027

•Announces 2023 reported earnings (GAAP) of $1.00 per share.
•Exceeds 2023 earnings from ongoing operations forecast midpoint, achieving $1.60 per share.
•Extends 6% to 8% annual EPS and dividend growth targets through at least 2027.
•Increases capital plan to more than $14 billion through 2027, raising rate base growth to 6.3%.
•Updated plan maintains strong credit metrics without the need for equity issuances.
•Announces 7.3% increase in quarterly common stock dividend.

ALLENTOWN, Pa. (Feb. 16, 2024) – PPL Corporation (NYSE: PPL) today announced 2023 reported earnings (GAAP) of $740 million, or $1.00 per share, compared with 2022 reported earnings of $756 million, or $1.02 per share.
Adjusting for special items, 2023 earnings from ongoing operations (non-GAAP) were $1.18 billion, or $1.60 per share, compared with $1.04 billion, or $1.41 per share, a year ago.
PPL’s fourth-quarter 2023 reported earnings were $113 million, or $0.15 per share, compared with fourth-quarter 2022 reported earnings of $190 million, or $0.26 per share.
Adjusting for special items, fourth-quarter 2023 earnings from ongoing operations were $299 million, or $0.40 per share, compared with fourth-quarter 2022 earnings from ongoing operations of $209 million, or $0.28 per share.
“Despite mild weather, heightened storm activity and challenging macroeconomic factors, we delivered on all of our commitments to shareowners in 2023, provided exceptional reliability for our 3.5 million customers and took significant steps to advance a safe, reliable, affordable and cleaner energy mix,ˮ said PPL President and Chief Executive Officer Vincent Sorgi. “In addition, we exceeded our target of $50-$60 million in operation and maintenance (O&M) efficiencies, achieving about $75 million in savings from the company’s 2021 baseline.
“Looking ahead, we remain laser-focused on creating the utilities of the future to advance the clean energy transition reliably, affordably and sustainably for our customers. And throughout PPL, we’re driven to create long-term value for both our customers and shareowners.ˮ
2023 Highlights
In 2023, PPL exceeded the midpoint of its ongoing earnings forecast, delivered 8% ongoing earnings per share (EPS) growth from pro forma 2022 EPS of $1.48 per share (reflecting a full year of earnings contributions from Rhode Island Energy), and offset more than $0.10 per share in mild weather and storm impacts.
At the same time, the company executed $2.4 billion in planned infrastructure investments to improve service to customers, better enable the grid to withstand severe weather, and support increased renewable energy and electrification.
In addition, the company’s Kentucky and Rhode Island subsidiaries achieved constructive outcomes in key regulatory proceedings. This included approval in Kentucky to retire and replace 600 megawatts (MW) of aging coal generation and more than 50 MWs of aging peaking units by 2027 with an affordable, reliable and cleaner energy mix. In addition, it included approval in Rhode Island to deploy advanced metering infrastructure across Rhode Island Energy’s service territory.
2024 Earnings Guidance and Outlook
In conjunction with today’s earnings announcement, PPL today announced a 2024 earnings forecast range of $1.63 to $1.75 per share. The midpoint, $1.69 per share, represents a 7% increase over the midpoint of the company’s 2023 ongoing earnings per share target, in line with its targeted growth rate.
In addition, PPL announced a 7.3% increase in its quarterly common stock dividend, raising the dividend from $0.24 per share to $0.2575 per share. The increased dividend will be payable April 1, 2024, to shareowners of record as of March 8, 2024, and reflects PPL’s commitment to dividend growth in line with earnings per share growth targets.
PPL also extended its competitive 6% to 8% annual EPS and dividend growth targets through at least 2027 based off the midpoint of its 2024 earnings forecast range.
The company increased planned infrastructure investments to $14.3 billion from 2024 to 2027 compared to the prior plan of $11.9 billion from 2023 to 2026. These investments are expected to result in 6.3% average annual rate base growth through 2027, up from 5.6% over the prior plan period.
The company also said it remains on track to deliver its targeted annual operation and maintenance savings of at least $175 million by 2026, with $120-$130 million of annual savings planned by the end of 2024 from the company’s 2021 baseline. These expected savings will be driven largely by transmission and distribution operations as PPL continues to deploy scalable technologies and data science across its utility portfolio.
Lastly, PPL said it expects to maintain a balance sheet that is among the best in the U.S. utility sector. PPL continues to project a Funds from Operations (FFO)/Cash Flow from Operations (CFO) to debt ratio of 16% to 18% throughout the updated business planning period without the need for equity issuances through at least 2027.

Fourth-Quarter and Year-to-Date Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). “Earnings from ongoing operationsˮ is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per share amounts)	4th Quarter			Year
	2023	2022	Change	2023	2022	Change
Reported earnings	$113	$190	(41)%	$740	$756	(2)%
Reported earnings per share	$0.15	$0.26	(42)%	$1.00	$1.02	(2)%

	4th Quarter			Year
	2023	2022	Change	2023	2022	Change
Earnings from ongoing operations	$299	$209	43%	$1,183	$1,041	14%
Earnings from ongoing operations per share	$0.40	$0.28	43%	$1.60	$1.41	13%
Fourth-Quarter and Year-to-Date Earnings by Segment(1)

	4th Quarter		Year
Per share	2023	2022	2023	2022
Reported earnings
Kentucky Regulated	$0.16	$0.11	$0.75	$0.75
Pennsylvania Regulated	0.18	0.16	0.70	0.71
Rhode Island Regulated	0.04	0.01	0.13	(0.06)
Corporate and Other	(0.23)	(0.08)	(0.58)	(0.44)
Discontinued Operations	—	0.06	—	0.06
Total	$0.15	$0.26	$1.00	$1.02

	4th Quarter		Year
	2023	2022	2023	2022
Special items (expense) benefit
Kentucky Regulated	$(0.01)	$—	$(0.02)	$(0.01)
Pennsylvania Regulated	(0.02)	—	(0.04)	0.01
Rhode Island Regulated	(0.01)	(0.02)	(0.07)	(0.14)
Corporate and Other	(0.21)	(0.06)	(0.47)	(0.31)
Discontinued Operations	—	0.06	—	0.06
Total	$(0.25)	$(0.02)	$(0.60)	$(0.39)

	4th Quarter		Year
	2023	2022	2023	2022
Earnings from ongoing operations
Kentucky Regulated	$0.17	$0.11	$0.77	$0.76
Pennsylvania Regulated	0.20	0.16	0.74	0.70
Rhode Island Regulated	0.05	0.03	0.20	0.08
Corporate and Other	(0.02)	(0.02)	(0.11)	(0.13)
Total	$0.40	$0.28	$1.60	$1.41

(1) Kentucky holding company costs for intercompany financing activity are now presented in Corporate and Other beginning on Jan. 1, 2023. Prior periods have been adjusted to reflect this change.

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings in 2023 included net special-item after-tax charges of $443 million, or $0.60 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy, as well as the Talen litigation settlement. Reported earnings in 2022 included net special-item after-tax charges of $285 million or $0.39 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy.
PPL’s reported earnings for the fourth quarter of 2023 included special-item after-tax charges of $186 million, or $0.25 per share, primarily attributable to the Talen litigation settlement, as well as integration and related expenses associated with the acquisition of Rhode Island Energy. Reported earnings for the fourth quarter of 2022 included special-item after-tax charges of $19 million, or $0.02 per share, primarily attributable to integration and related expenses associated with the acquisition of Rhode Island Energy, partially offset by taxes related to discontinued operations of the U.K. utility business.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings in 2023 were even compared with a year ago. Earnings from ongoing operations in 2023 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower operation and maintenance expense, partially offset by lower sales volumes largely due to mild weather and higher interest expense.
Reported earnings in the fourth quarter of 2023 increased by $0.05 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2023 increased by $0.06 per share compared with a year ago. Factors driving earnings results primarily included lower operation and maintenance expense, partially offset by lower sales volumes largely due to mild weather.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings in 2023 decreased by $0.01 per share compared with a year ago. Earnings from ongoing operations increased by $0.04 per share compared to a year ago. Factors driving earnings results primarily included higher transmission revenue, distribution regulatory rider recovery and lower operation and maintenance expense, partially offset by lower sales volumes and higher interest expense.
Reported earnings in the fourth quarter of 2023 increased by $0.02 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2023 increased by $0.04 per share compared with a year ago. Factors driving earnings results primarily included lower operation and maintenance expense and higher transmission revenue, partially offset by lower sales volumes and higher interest expense.

Rhode Island Regulated Segment
PPL’s Rhode Island Regulated segment consists of the regulated electricity and natural gas operations of Rhode Island Energy, which was acquired on May 25, 2022.
Reported earnings in 2023 increased by $0.19 per share compared with a year ago. Earnings from ongoing operations increased by $0.12 per share compared to a year ago, primarily reflecting PPL’s ownership of Rhode Island Energy for a full year in 2023.
Reported earnings in the fourth quarter of 2023 increased by $0.03 per share compared with a year ago. Earnings from ongoing operations in the fourth quarter of 2023 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included higher revenues from capital investments, partially offset by higher interest expense.

Corporate and Other
PPL’s Corporate and Other category primarily includes financing costs incurred at the corporate level that have not been allocated or assigned to the segments, certain non-recoverable costs resulting from commitments made to the Rhode Island Division of Public Utilities and Carriers and the Rhode Island Attorney General’s Office in conjunction with the acquisition of Rhode Island Energy, and certain other unallocated costs.
Reported earnings in 2023 decreased by $0.14 per share compared with a year ago, primarily attributable to certain special items discussed above. Adjusting for special items, earnings from ongoing operations in 2023 increased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included lower income taxes, lower operation and maintenance expense and other factors, partially offset by higher interest expense.
Reported earnings in the fourth quarter of 2023 decreased by $0.15 per share compared with a year ago. Earnings from ongoing operations in the fourth-quarter of 2023 were even compared with a year ago. Factors driving earnings results primarily included lower income taxes offset by higher operation and maintenance expense.

2024 Earnings Forecast

PPL today announced a 2024 earnings forecast range of $1.63 to $1.75 per share, with a midpoint of $1.69 per share.
Earnings from ongoing operations is a non-GAAP measure that could differ from reported earnings due to special items that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations. PPL management is not able to forecast if any of these factors will occur or whether any amounts will be reported for future periods. Therefore, PPL is not able to provide an equivalent GAAP measure for earnings guidance.

About PPL
PPL Corporation (NYSE: PPL), headquartered in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to 3.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast
PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about fourth-quarter and full-year 2023 financial results at 11 a.m. Eastern time on Friday, Feb. 16. The call will be webcast live, in audio format, together with slides of the presentation. Interested individuals can access the webcast link at www.pplweb.com/investors under Events and Presentations or access the live conference call via telephone at 1-844-512-2926. International participants should call 1-412-317-6300. Participants will need to enter the following “Elite Entry” number in order to join the conference: 2705921. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call.

# # #

Management utilizes “Earnings from Ongoing Operations” or “Ongoing Earnings” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management’s view of PPL’s earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management’s view, non-recurring or otherwise not reflective of the company’s ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	December 31,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$331	$356
Accounts receivable	1,221	1,046
Unbilled revenues	428	552
Fuel, materials and supplies	505	443
Regulatory assets	293	258
Other current assets	154	169
Property, Plant and Equipment
Regulated utility plant	38,608	36,961
Less: Accumulated depreciation - regulated utility plant	9,156	8,352
Regulated utility plant, net	29,452	28,609
Non-regulated property, plant and equipment	72	92
Less: Accumulated depreciation - non-regulated property, plant and equipment	23	46
Non-regulated property, plant and equipment, net	49	46
Construction work in progress	1,917	1,583
Property, Plant and Equipment, net	31,418	30,238
Noncurrent regulatory assets	1,874	1,819
Goodwill and other intangibles	2,553	2,561
Other noncurrent assets	459	395
Total Assets	$39,236	$37,837

Liabilities and Equity
Short-term debt	$992	$985
Long-term debt due within one year	1	354
Accounts payable	1,104	1,201
Other current liabilities	1,243	1,249
Long-term debt	14,611	12,889
Deferred income taxes and investment tax credits	3,219	3,124
Accrued pension obligations	275	206
Asset retirement obligations	133	138
Noncurrent regulatory liabilities	3,340	3,412
Other deferred credits and noncurrent liabilities	385	361
Common stock and additional paid-in capital	12,334	12,325
Treasury stock	(948)	(967)
Earnings reinvested	2,710	2,681
Accumulated other comprehensive loss	(163)	(124)
Noncontrolling interests	—	3
Total Liabilities and Equity	$39,236	$37,837

(1)The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Operating Revenues	$2,031	$2,290	$8,312	$7,902

Operating Expenses
Operation
Fuel	166	223	733	931
Energy purchases	411	593	1,841	1,686
Other operation and maintenance	657	727	2,462	2,398
Depreciation	314	309	1,254	1,181
Taxes, other than income	93	102	392	332
Total Operating Expenses	1,641	1,954	6,682	6,528

Operating Income	390	336	1,630	1,374

Other Income (Expense) - net	(91)	18	(40)	54

Interest Expense	172	152	666	513

Income from Continuing Operations Before Income Taxes	127	202	924	915

Income Taxes	14	54	184	201

Income from Continuing Operations After Income Taxes	113	148	740	714

Income (Loss) from Discontinued Operations (net of income taxes)	—	42	—	42

Net Income (Loss)	$113	$190	$740	$756

Earnings Per Share of Common Stock:
Basic
Income from Continuing Operations After Income Taxes	$0.15	$0.20	$1.00	$0.97
Income (Loss) from Discontinued Operations (net of income taxes)	—	0.06	—	0.06
Net Income (Loss) Available to PPL Common Shareowners	$0.15	$0.26	$1.00	$1.03

Diluted
Income from Continuing Operations After Income Taxes	$0.15	$0.20	$1.00	$0.96
Income (Loss) from Discontinued Operations (net of income taxes)	—	0.06	—	0.06
Net Income (Loss) Available to PPL Common Shareowners	$0.15	$0.26	$1.00	$1.02

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	737,128	736,369	737,036	736,027
Diluted	738,600	737,570	738,166	736,902

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	2023	2022	2021
Cash Flows from Operating Activities
Net income (loss)	$740	$756	$(1,480)
Loss (income) from discontinued operations (net of income taxes)	—	(42)	1,498
Income from continuing operations (net of income taxes)	740	714	18
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,254	1,181	1,082
Amortization	81	52	39
Defined benefit plans - expense (income)	(73)	(16)	10
Deferred income taxes and investment tax credits	322	179	87
Loss on sale of Safari Holdings	—	60	—
Impairment of solar panels	—	—	37
Loss on extinguishment of debt	—	—	395
Other	4	51	10
Change in current assets and current liabilities
Accounts receivable	(170)	(176)	(14)
Accounts payable	(72)	358	24
Unbilled revenues	128	(197)	(5)
Fuel, materials and supplies	(60)	(90)	(21)
Taxes payable	6	(80)	27
Regulatory assets and liabilities, net	(37)	(119)	52
Accrued interest	27	1	(32)
Other	39	(89)	(9)
Other operating activities
Defined benefit plans - funding	(13)	(12)	(53)
Other	(418)	(87)	(103)
Net cash provided by operating activities - continuing operations	1,758	1,730	1,544
Net cash provided by operating activities - discontinued operations	—	—	726
Net cash provided by operating activities	1,758	1,730	2,270
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,390)	(2,155)	(1,973)
Proceeds from sale of Safari Holdings, net of cash divested	—	146	—
Proceeds from sale of U.K. utility business, net of cash divested	—	—	10,560
Acquisition of Narragansett Electric, net of cash acquired	—	(3,660)	—
Other investing activities	7	15	(23)
Net cash provided by (used in) investing activities - continuing operations	(2,383)	(5,654)	8,564
Net cash provided by (used in) investing activities - discontinued operations	—	—	(607)
Net cash provided by (used in) investing activities	(2,383)	(5,654)	7,957
Cash Flows from Financing Activities
Issuance of long-term debt	3,252	850	650
Retirement of long-term debt	(1,854)	(264)	(4,606)
Payment of common stock dividends	(704)	(787)	(1,279)
Purchase of treasury stock	—	—	(1,003)
Retirement of term loan	—	—	(300)
Retirement of commercial paper	—	—	(73)
Net increase (decrease) in short-term debt	7	916	(726)
Other financing activities	(51)	(6)	(7)
Net cash provided by (used in) financing activities - continuing operations	650	709	(7,344)
Net cash provided by (used in) financing activities - discontinued operations	—	—	(411)
Contributions from discontinued operations	—	—	365
Net cash provided by (used in) financing activities	650	709	(7,390)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	—	—	8
Net (Increase) Decrease in Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	—	—	284
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	25	(3,215)	3,129
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	357	3,572	443
Cash, Cash Equivalents and Restricted Cash at End of Period	$382	$357	$3,572

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for:
Interest - net of amount capitalized	$604	$462	$191
Income taxes - net	$281	$163	$284
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at December 31,	$220	$269	$245

Operating - Electricity Sales (Unaudited)(1)

	Three Months Ended December 31,			Twelve Months Ended December 31,
			Percent			Percent
(GWh)	2023	2022	Change	2023	2022	Change

PA Regulated Segment
Retail Delivered(2)	8,810	9,195	(4.2)%	35,704	37,593	(5.0)%

KY Regulated Segment
Retail Delivered	6,739	6,926	(2.7)%	28,278	29,812	(5.1)%
Wholesale(3)	149	397	(62.5)%	531	1,080	(50.8)%
Total	6,888	7,323	(5.9)%	28,809	30,892	(6.7)%

Total	15,698	16,518	(5.0)%	64,513	68,485	(5.8)%

(1) Excludes the Rhode Island Regulated segment electricity sales as revenues are decoupled from volumes delivered.
(2) Sales volumes for the three months ended December 31, 2022, are adjusted to account for a correction to a customer account.
(3) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$120	$135	$26	$(168)	$113
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $24(2)	—	—	—	(93)	(93)
Strategic corporate initiatives, net of tax of $0, $1(3)	—	(1)	—	(3)	(4)
Acquisition integration, net of tax of $2, $16(4)	—	—	(10)	(59)	(69)
PA tax rate change	—	(1)	—	—	(1)
Sale of Safari Holdings, net of tax of ($1)(5)	—	—	—	(1)	(1)
PPL Electric billing issue, net of tax of $4(6)	—	(9)	—	—	(9)
FERC transmission credit refund, net of tax of $0(7)	(1)	—	—	—	(1)
Unbilled revenue estimate adjustment, net of tax of $2(8)	(5)	—	—	—	(5)
Other non-recurring charges, net of tax of $1(9)	—	(3)	—	—	(3)
Total Special Items	(6)	(14)	(10)	(156)	(186)
Earnings from Ongoing Operations	$126	$149	$36	$(12)	$299

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.16	$0.18	$0.04	$(0.23)	$0.15
Less: Special Items (expense) benefit:
Talen litigation costs(2)	—	—	—	(0.13)	(0.13)
Acquisition integration(4)	—	—	(0.01)	(0.08)	(0.09)
PPL Electric billing issue(6)	—	(0.02)	—	—	(0.02)
Unbilled revenue estimate adjustment(8)	(0.01)	—	—	—	(0.01)
Total Special Items	(0.01)	(0.02)	(0.01)	(0.21)	(0.25)
Earnings from Ongoing Operations	$0.17	$0.20	$0.05	$(0.02)	$0.40

(1) Reported Earnings represents Net Income.
(2) Represents a settlement agreement with Talen Montana, LLC and affiliated entities and other litigation costs.
(3) Represents costs primarily related to PPL's centralization efforts and other strategic efforts.
(4) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(5) Primarily final closing and other related adjustments for the sale of Safari Holdings, LLC.
(6) Certain expenses related to billing issues.
(7) Prior period impact related to a FERC refund order.
(8) Prior period impact of a methodology change in determining unbilled revenues.
(9) Certain expenses associated with a litigation settlement.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2023	(millions of dollars)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$552	$519	$96	$(427)	$740
Less: Special Items (expense) benefit:
Talen litigation costs, net of tax of $26(2)	—	—	—	(99)	(99)
Strategic corporate initiatives, net of tax of $0, $1, $3(3)	(1)	(2)	—	(10)	(13)
Acquisition integration, net of tax of $14, $58(4)	—	—	(56)	(218)	(274)
Sale of Safari Holdings, net of tax of $0(5)	—	—	—	(4)	(4)
PPL Electric billing issue, net of tax of $10(6)	—	(24)	—	—	(24)
FERC transmission credit refund, net of tax of $2(7)	(6)	—	—	—	(6)
Unbilled revenue estimate adjustment, net of tax of $2(8)	(5)	—	—	—	(5)
Other non-recurring charges, net of tax of $1, $0(9)	—	(3)	—	(15)	(18)
Total Special Items	(12)	(29)	(56)	(346)	(443)
Earnings from Ongoing Operations	$564	$548	$152	$(81)	$1,183

	(per share - diluted)
	KY	PA	RI	Corp.
	Reg.	Reg.	Reg.	& Other	Total
Reported Earnings(1)	$0.75	$0.70	$0.13	$(0.58)	$1.00
Less: Special Items (expense) benefit:
Talen litigation costs(2)	—	—	—	(0.13)	(0.13)
Strategic corporate initiatives(3)	—	—	—	(0.01)	(0.01)
Acquisition integration(4)	—	—	(0.07)	(0.30)	(0.37)
Sale of Safari Holdings(5)	—	—	—	(0.01)	(0.01)
PPL Electric billing issue(6)	—	(0.04)	—	—	(0.04)
FERC transmission credit refund(7)	(0.01)	—	—	—	(0.01)
Unbilled revenue estimate adjustment(8)	(0.01)	—	—	—	(0.01)
Other non-recurring charges(9)	—	—	—	(0.02)	(0.02)
Total Special Items	(0.02)	(0.04)	(0.07)	(0.47)	(0.60)
Earnings from Ongoing Operations	$0.77	$0.74	$0.20	$(0.11)	$1.60

(1) Reported Earnings represents Net Income.
(2) Represents a settlement agreement with Talen Montana, LLC and affiliated entities and other litigation costs.
(3) Represents costs primarily related to PPL's centralization efforts and other strategic efforts.
(4) Primarily integration and related costs associated with the acquisition of Rhode Island Energy.
(5) Primarily final closing and other related adjustments for the sale of Safari Holdings, LLC.
(6) Certain expenses related to billing issues.
(7) Prior period impact related to a FERC refund order.
(8) Prior period impact of a methodology change in determining unbilled revenues.
(9) PA Reg. includes certain expenses associated with a litigation settlement. Corp. & Other primarily includes certain expenses related to distributed energy investments.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

4th Quarter 2022	(millions of dollars)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$84	$115	$11	$(62)	$42	$190
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	42	42
Talen litigation costs, net of tax of $1(3)	—	—	—	(4)	—	(4)
Acquisition integration, net of tax of $4, $11(4)	—	—	(17)	(44)	—	(61)
PA tax rate change(5)	—	—	—	1	—	1
Sale of Safari Holdings, net of tax of ($3)(6)	—	—	—	3	—	3
Total Special Items	—	—	(17)	(44)	42	(19)
Earnings from Ongoing Operations	$84	$115	$28	$(18)	$—	$209

	(per share - diluted)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.11	$0.16	$0.01	$(0.08)	$0.06	$0.26
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	0.06	0.06
Talen litigation costs(3)	—	—	—	(0.01)	—	(0.01)
Acquisition integration(4)	—	—	(0.02)	(0.06)	—	(0.08)
Sale of Safari Holdings(6)	—	—	—	0.01	—	0.01
Total Special Items	—	—	(0.02)	(0.06)	0.06	(0.02)
Earnings from Ongoing Operations	$0.11	$0.16	$0.03	$(0.02)	$—	$0.28

(1) Reported Earnings represents Net Income.
(2) Tax benefit due to the provision to final 2021 tax return adjustments, primarily related to the discontinued U.K. utility business.
(3) Represents costs related to litigation with Talen Montana, LLC and affiliated entities.
(4) Primarily includes integration and related costs associated with the acquisition of Rhode Island Energy.
(5) Impact of Pennsylvania state tax reform.
(6) Primarily includes the estimated loss on the sale of Safari Holdings, LLC at December 31, 2022.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date December 31, 2022	(millions of dollars)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$549	$525	$(44)	$(316)	$42	$756
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	42	42
Talen litigation costs, net of tax of $0(3)	—	—	—	1	—	1
Strategic corporate initiatives, net of tax of $3, $4(4)	(8)	—	—	(15)	—	(23)
Acquisition integration, net of tax of $28, $39(5)	—	—	(109)	(148)	—	(257)
PA tax rate change(6)	—	9	—	(4)	—	5
Sale of Safari Holdings, net of tax of $16(7)	—	—	—	(53)	—	(53)
Total Special Items	(8)	9	(109)	(219)	42	(285)
Earnings from Ongoing Operations	$557	$516	$65	$(97)	$—	$1,041

	(per share - diluted)
	KY	PA	RI	Corp.	Disc.
	Reg.	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.75	$0.71	$(0.06)	$(0.44)	$0.06	$1.02
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	—	0.06	0.06
Strategic corporate initiatives(4)	(0.01)	—	—	(0.02)	—	(0.03)
Acquisition integration(5)	—	—	(0.14)	(0.20)	—	(0.34)
PA tax rate change(6)	—	0.01	—	(0.01)	—	—
Sale of Safari Holdings(7)	—	—	—	(0.08)	—	(0.08)
Total Special Items	(0.01)	0.01	(0.14)	(0.31)	0.06	(0.39)
Earnings from Ongoing Operations	$0.76	$0.70	$0.08	$(0.13)	$—	$1.41

(1) Reported Earnings represents Net Income.
(2) Tax benefit due to the provision to final 2021 tax return adjustments, primarily related to the discontinued U.K. utility business.
(3) Represents costs and insurance reimbursements received related to litigation with Talen Montana, LLC and affiliated entities.
(4) Represents costs primarily related to the acquisition of Rhode Island Energy and PPL’s corporate centralization efforts.
(5) Primarily includes integration and related costs associated with the acquisition of Rhode Island Energy, along with costs for certain commitments made during the acquisition process.
(6) Impact of Pennsylvania state tax reform.
(7) Primarily includes the estimated loss on the sale of Safari Holdings, LLC at December 31, 2022.